Exhibit 10.11

EXECUTION COPY

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into this 12th day of June 2009 (the “Effective Date”) by and between Euramax Holdings, Inc., a Delaware corporation (“Holdings”), Euramax International, Inc., a Delaware corporation (the “Company”) and Scott Vansant (“Executive”).

WITNESSETH

WHEREAS, Executive is currently employed as the Chief Financial Officer of Holdings subject to the terms of that certain employment agreement, between the Executive and Holdings (the “Prior Employment Agreement”) and

WHEREAS, Holdings, the Company and Executive now desire to amend and restate the Prior Employment Agreement to, among other things, provide that Executive is an employee of the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

ARTICLE I

Definitions

1.             Definitions:  As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)           “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person including, without limitation, any employee of such Person, The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(b)           “Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in New York, New York.

(c)           “Cause” means (i) conviction of the Executive for a felony, a crime involving moral turpitude (excluding in each case vehicular offenses) or other act or willful omission involving dishonesty or fraud with respect to any member of the Company Group, in each case, which causes material harm to the standing and reputation of any member of the

Company Group and after written notice to Executive or (ii) other than by reason of death, Permanent Disability or termination of employment by Executive based on the occurrence of an event constituting Good Reason, Executive’s continued failure to perform his duties (consistent with those duties previously performed by Executive in his capacity as an executive officer of the Company and those of an executive officer in an organization of similar size and structure as the Company) to the Company and/or deliberate failure or deliberate refusal by Executive to comply with a reasonable written directive of the Company Board after written notice and, if susceptible to remedy or cure is not cured or remedied and continues for fifteen (15) Business Days after the Company Board has given written notice to the Executive specifying in reasonable detail the manner in which Executive has continued to fail to perform his duties or refused to comply with such reasonable directive and after the Executive has been afforded an opportunity to be heard by the Company Board in respect thereto. The Company must notify Executive of any event constituting Cause within ninety (90) calendar days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

(d)           “Company” means Euramax International, Inc., a Delaware corporation.

(e)           “Company Board” means the Board of Directors of the Company.

(f)            “Company Group” means, collectively, Holdings, the Company, its Subsidiaries and their respective successors and assigns.

(g)           “Date of Termination” means (1) the effective date on which Executive’s employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 5.3, or (2) if Executive’s employment by the Company terminates by reason of death, the date of death of Executive.

(h)           “Good Reason” means the occurrence of any of the following events after the Effective Date, without Executive’s express written consent:

(1)           the assignment to Executive of any duties or responsibilities inconsistent in any material respect with Executive’s position(s), duties, responsibilities or status with the Company, Holdings or any other member of the Company Group immediately prior to the Effective Date (including any material diminution of his duties, responsibilities or authority and including without limitation, the Executive ceasing to serve as the sole Chief Financial Officer of the Company or Holdings or ceasing to be the only officer or employee of the Company reporting directly to the Company Board or of Holdings reporting to the Holdings Board, or ceasing to have the other officers or employees of the Company or Holdings or any other member of the Company Group report, directly or indirectly, to him only);

(2)           a material reduction in Executive’s rate of annual Base Salary or annual Bonus opportunity as in effect immediately prior to the Effective Date or failure to promptly pay him any such compensation;

(3)           any requirement that Executive (i) be based anywhere more than twenty-five (25) miles from the facility where Executive is located as of the Effective

Date or (ii) travel on business relating to any member of the Company Group to an extent that requires extended, overnight travel which is substantially greater than the travel obligations of Executive immediately prior to the Effective Date; or

(4)           the failure of the Company or any other member of the Company Group to continue to make available to Executive a package of benefits including employee benefit plans, welfare benefits, fringe benefits, vacation and sick pay plans which are substantially equivalent, in the aggregate, to those plans in which Executive is participating immediately prior to the Effective Date.

An action taken in good faith and which is remedied by the Company within thirty (30) Business Days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive must provide notice of termination of employment providing for a Date of Termination within ninety (90) calendar days of Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

(i)            “Holdings” means Euramax Holdings, Inc., a Delaware corporation.

(j)            “Holdings Board” means the Board of Directors of Holdings.

(k)           “Nonqualifying Termination” means a termination of Executive’s employment (1) by the Company for Cause, (2) by Executive for any reason other than Good Reason, (3) as a result of Executive’s death, or (4) by the Company due to Executive’s Permanent Disability.

(l)            “Permanent Disability” means Executive is unable to perform, in the written opinion of a medical doctor mutually agreed to by the Company and by the Executive or his legal representative (and if the Company and Executive are unable to agree upon a medical doctor, a third doctor selected by the doctor selected by the Company and the doctor selected by Executive or his legal representative), by reason of physical or mental incapacity, his duties or obligations under this Agreement, for a period of one hundred twenty (120) consecutive calendar days or a total period of two hundred ten (210) calendar days in any three hundred sixty (360) calendar day period.

(m)          “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, a governmental entity, or any department, agency or political subdivision thereof, or any other entity.

(n)           “Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

ARTICLE II

Employment

2.1           Employment.  The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, and such other members of the Company Group as the Company Board shall determine, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the last day of the Employment Period (as provided in Section 2.4 hereof).

2.2           Position and Duties

(a)           Commencing on the Effective Date and continuing during the Employment Period, Executive shall serve as Chief Financial Officer of each of the Company and Holdings as well as such other members of the Company Group as the Company Board shall determine and, in each case, shall have the normal duties, responsibilities and authority of a Person serving in such capacity in an organization of similar size and structure as the Company, Holdings or such other member of the Company Group, respectively, subject in each instance to the supervision and direction of the board of Directors of the applicable member of the Company Group.

(b)           Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company Group.  The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.  Executive shall not be required to change his principal residence from Atlanta, Georgia.

2.3           Base Salary, Bonus and Benefits.

(a)           During the Employment Period, Executive’s base salary shall be $305,000 per annum or such greater amount as the Company Board shall determine, from time to time, in its sole discretion (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company Group’s general payroll practices and shall be subject to customary withholding.

(b)           During the Employment Period, Executive shall be eligible for an annual bonus pursuant to the Euramax Incentive Compensation Plan or such other bonus plan approved by the Company Board (the “Bonus”).  The Company and Executive acknowledge and agree that the target Bonus shall be 50% of Executive’s Base Salary.

(c)           During the Employment Period, consistent with past custom and practice, Executive shall be eligible to participate in such of the Company’s or its Subsidiaries’ employee benefit programs for which senior executive employees of the Company Group are generally eligible, as the Company Board shall determine, including, without limitation, the benefits he is currently receiving (“Benefits”).

2.4           Term.  Unless Executive’s employment is sooner terminated pursuant to Article III, the Company shall employ Executive for a term commencing on the Effective Date and ending on the second anniversary of the Effective Date; provided, however, that on each day following the Effective Date the period of Executive’s employment pursuant to this Agreement shall be automatically extended, upon the same terms and conditions, for an additional day unless the Company gives 60 days’ prior written notice (a “Non-Extension Notice”) to Executive of its election not to extend such period of Executive’s employment hereunder, in which event the automatic day-by-day extension shall cease.  The period beginning on the Effective Date and ending on the earlier of (A) the Date of Termination  and (B) the second anniversary of the 60th day following receipt by Executive of a Non-Extension Notice delivered pursuant to this Section 2.4 shall be referred to herein as the “Employment Period”.

ARTICLE III

Payments upon Termination of Employment

3.1           Certain Payments Upon Termination of Employment during Employment Period.  If during the Employment Period the employment of Executive shall terminate, other than by reason of a Nonqualifying Termination, and Executive agrees upon such termination to execute a release, in the same form as attached hereto as Exhibit A, with respect to all tort and contract claims, as well as claims brought under all applicable federal, state or local statutes, laws, regulations or ordinances, then the Company shall pay to Executive (or Executive’s beneficiary or estate) on the thirtieth (30th) calendar day after such Non-Qualifying Termination (provided that the Company has received the signed release and such release has become irrevocable by such 30th day), as compensation for services rendered to the Company, a lump-sum cash amount equal to the sum of:

(a)           Executive’s Base Salary through the Date of Termination and any unpaid bonus for the fiscal year ending prior to the Date of Termination to the extent not theretofore paid;

(b)           A pro rata portion of Executive’s annual Bonus in an amount at least equal to: 50% (or such higher percentage as shall then be applicable to Executive pursuant to the Euramax Incentive Bonus Plan (such plan being the “Bonus Plan” and such higher percentage being the “Higher Percentage”) for the fiscal year in which the Date of Termination occurs) of Executive’s annualized Base Salary for the fiscal year in which the Date of Termination occurs, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365);

(c)           Any accrued vacation pay to the extent not theretofore paid;

(d)           Two times Executive’s annualized rate of Base Salary in effect 30 days prior to the Date of Termination (disregarding any change therein which constitutes Good Reason hereunder);

(e)           Two times 50% of Executive’s annualized Base Salary for the fiscal year in which Executive’s Date of Termination occurs (disregarding any change therein which constitutes Good Reason hereunder); and

(f)            For a period of twenty-four (24) months following the Date of Termination, the Company will provide Executive and his qualified beneficiaries, as defined in Section 4980B(g)(1)(A) of the Code, continued coverage under all insurance plans of the Company, including, without limitation, all medical insurance and other health plans, life insurance and disability insurance plans of the Company (the “Continued Benefits”) in which Executive or his qualified beneficiaries were a participant immediately prior to the Date of Termination or successor plans thereto, subject to the timely payment (inclusive of an extra thirty (30) day grace period with notice) by Executive of all premiums, contributions and other co-payments required to be paid during such period by senior executives of the Company under the terms of such plans in effect from time to time.

Any amount paid pursuant to Section 3.1 shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan or policy of the Company.

3.2           Payments upon Nonqualifying Termination during the Employment Period.

(a)           If the Executive’s employment is terminated by the Company Board for Cause, the Executive shall be entitled to his Base Salary and Benefits up to the Date of Termination, but shall not be entitled to any further Base Salary or any Bonus or Benefits for that year, prior years, or any future year, or to any severance compensation of any kind, nature or amount.  A termination of Executive’s employment for Cause shall be effected, after resolution duly adopted by a majority of the directors of the Company Board, by written notice to Executive, with the basis for such Cause being specified in the notice.

(b)           If the Executive’s employment is terminated as a result of his death or Permanent Disability, the Company shall pay or cause to be paid to Executive or his estate, as applicable, (i) all previously earned and accrued but unpaid Base Salary and Benefits up to the Date of Termination, (ii) all previously awarded but unpaid Bonus and (iii) such Bonus (if any) for the current year as the Company Board determines, but neither Executive nor his estate shall be entitled to any further Base Salary, Benefits or any Bonus for that year or any future year or to any severance compensation of any kind, nature or amount.

(c)           If the Executive’s employment is terminated as a result of Executive’s voluntary resignation without Good Reason, Executive shall be entitled to receive his Base Salary and all Benefits up to the Date of Termination, but shall not be entitled to any further Base Salary or any Bonus or Benefits for that year, prior years, or any future year or to any severance compensation of any kind, nature or amount.

3.3           Certain Conditions.

(a)           Without limiting the Company’s ability to enforce the provisions of Article IV hereof, Executive agrees that Executive shall be entitled to the payments and benefits provided for in paragraph 3.1 if and only if Executive (i) has not materially breached as of the Date of Termination the provisions of Sections 4.2 or 4.3 hereof or (ii) has remedied or cured any breach of the provisions of Sections 4.2 or 4.3 hereof within 15 Business Days after receipt of written notice from the Company of a breach of any such provisions, and (iii) does not breach or fail to remedy or cure any breach of any such sections within 15 Business Days after receipt of written notice from the Company of a breach of any such provisions at any time during the NonCompete Period (as defined below); provided, that (a) the Company’s obligation to make such payments or provide such services will terminate upon the occurrence of any such breach that is not remedied or cured as provided herein during such NonCompete Period and (b) if such payments have been made to Executive in a lump sum pursuant to paragraph 3.1 hereto, Executive shall immediately repay to the Company in cash an amount equal to the after-tax amount of such lump sum payments multiplied by a fraction, the numerator of which shall be twenty-four minus the number of completed months in the Noncompete Period preceding the breach, and the denominator of which shall be twenty-four; and provided further that in the event the Company materially breaches its obligation to make payments and provide benefits provided for in paragraph 3.1, and the Company has not remedied or cured such breach within 15 Business Days after receiving written notice from the Executive the Executive’s obligations under the provisions of Section 4.3 shall immediately terminate.

(b)           Section 409A Specified Employee.

(i)            Notwithstanding anything to the contrary contained herein, if the Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code (the “Code”) and regulations and other interpretive guidance issued thereunder (“Section 409A”), the Company shall not commence payment of the amounts specified in Section 3.1 to the Executive until one (1) day after the day which is six (6) months after the Executive’s termination date (the “Delay Period”), with the first (1st) payment equaling the total of all payment that would have been paid during the Delay Period but for the application of Section 409A to such payments.  For purposes of this Agreement, the Executive’ s employment with the Company shall be considered to have terminated when the Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, and applicable administrative guidance issued thereunder.

(ii)           To the extent that benefits to be provided to the Executive pursuant to Section 2(ii) of this Agreement are not (A) “disability pay,” “death benefit” plans or non-taxable medical benefits within the meaning of Treasury Regulation Section 1.409A-1(a)(5) or (B) other benefits not considered nonqualified deferred compensation within the meaning of that regulation, such provision of benefits shall be delayed until the end of the Delay Period, unless the Executive’s termination occurs by reason of his death.  Notwithstanding the foregoing, to the extent that the previous sentence applies to the provision of any ongoing benefits that would not be required to be delayed if the premiums were paid by the Executive, the Executive shall pay the full cost of the premiums for such benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period within ten (10) days after the end of the Delay Period.

(iii)          To the extent that any benefits to be provided to the Executive pursuant to this Agreement are considered nonqualified deferred compensation and are reimbursements subject to Treasury Regulation Section 1.409A-3(i)(1)(iv), then (i) the reimbursement of eligible expenses related to such benefits shall be made on or before the last day of the Executive’s taxable year following the Executive’s taxable year in which the expense was incurred and (ii) notwithstanding anything to the contrary in this Agreement or any plan providing for such benefits the amount of expenses eligible for reimbursement during any taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year.

(c)           In the event (i) Executive’s employment is terminated by the Company for Cause and Executive disputes such finding of Cause or (ii) Executive terminates his employment for Good Reason and the Company dispute that such Good Reason exists, then the prevailing party in any such dispute shall be entitled to reimbursement by the other party for all reasonable legal fees and expenses incurred by such prevailing party in such dispute, provided that, in the event the Company is the prevailing party, the amount that Executive would be required to reimburse shall in the aggregate not exceed the amount of legal fees and expenses incurred by Executive.

3.4           Expedited Arbitration.

(a)           If there is a dispute between the Company and Executive of the nature described in Sections 3.3(c)(i) or 3.3(c)(ii), then such dispute shall, at the request of either party, be resolved solely by arbitration in Fulton County, Georgia under the Expedited Procedures provision of the Commercial Arbitration Rules of the American Arbitration Association or any successor thereto (the “AAA”); provided, however, that the provisions of this Section 3.4 shall supersede any conflicting or inconsistent provisions of said provisions; and further provided, that with respect to any such arbitration, (i) the list of proposed arbitrators referred to in Rule E-4 shall be returned with any names stricken within five (5) days from the date of mailing by the AAA of the list of proposed arbitrators; (ii) the parties shall notify the AAA by telephone, within four (4) days of any objections to the arbitrator appointed and shall have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with Rule E-4(c); (iii) the notice of the hearing on the matter shall be four (4) days in advance of the hearing and (iv) the hearing shall be held within five (5)

days after the appointment of the arbitrator.  Time shall be of the essence as to the time periods set forth in this Section 3.4.

(b)           It is expressly understood that the decision of any arbitrator in accordance with this Section 3.4 shall be final and binding  upon the parties hereto and non-appealable.  The arbitrator conducting any arbitration shall be bound by the provisions of this Agreement and shall not have the power to add to, subtract from, or otherwise modify such provisions.  The Company and Executive agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an “award” by the arbitrator within the meaning of the AAA rules and applicable laws.

ARTICLE IV

Confidentiality, Noncompete, Nonsolicitation

4.1           Confidential Information.  Executive acknowledges that the information, observations and data obtained by him while employed by the Company or any other member of the Company Group (whether prior to or during the Employment Period) concerning the business or affairs of any member of the Company Group (“Confidential Information”) are the property of the Company or such other member of the Company Group.  Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act.  Executive shall deliver to the Company at the termination of Executive’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and the business of the Company Group which he may then posses or have under his control.

4.2           Inventions and Patents.  Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or any other member of the Company Group (whether prior to or during the Employment Period) (the “Work Product”) belong to the Company or such other member of the Company Group.  Executive will promptly disclose such Work Product to the Company Board and perform all actions reasonably requested by the Company Board (whether during or after Executive’s Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

4.3           Noncompete, Nonsolicitation

(a)           Executive acknowledges that in the course of his employment with the Company or any other member of the Company Group he has become familiar, and he will become familiar, with the Company Group’s trade secrets and with other Confidential Information and that his services have been and will be of special, unique and extraordinary value to the Company Group.  Therefore, Executive agrees that, during the time he is employed by the Company or any other member of the Company Group and for so long as Executive is entitled to receive severance payments hereunder or otherwise or for twenty-four (24) months thereafter if Executive voluntarily resigns (the “Noncompete Period”), Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business with any person (including by himself or in association with any person, firm, corporate or other business organization or through any other entity) in competition with the businesses of any member of the Company Group as such businesses exist or are in process on the Date of Termination of Executive’s employment, within any geographical area in which the Company Group engages or plans on the Date of Termination of Executive’s employment to engage in such businesses.  Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)           During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any other member of the Company Group to leave the employ of the Company or such other member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any employee thereof, (ii) hire any person who was an employee of the Company or any other member of the Company Group at any time within the six-month period prior to the Date of Termination of Executive’s employment with the Company or any other member of the Company Group, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, franchisor or other business relation of the Company or any other member of the Company Group to cease doing business with the Company or such other member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, franchisor or business relation and the Company or any other member of the Company Group.

(c)           Executive agrees that: (i) the covenants set forth in this Section 4.3 are reasonable in geographical and temporal scope and in all other respects, (ii) the Company would not have entered into this Agreement but for the covenants of Executive contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement.

(d)           If, at the time of enforcement of this Section 4.3, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the state duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

ARTICLE V

Miscellaneous

5.1           Withholding Taxes.  The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

5.2           Successors: Binding Agreement.

(a)           This Agreement shall not be terminated by any merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any other member of the Company Group (a “Business Combination”). In the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the Person to which such assets are transferred (the “Surviving Company”) and such Surviving Company shall be treated as the Company hereunder.

(b)           This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die and, under the terms of this Agreement, any payment would be required to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such Person or Persons appointed in writing by Executive to receive such amounts or, if no Person is so appointed, to Executive’s estate.

5.3           Notice.

(a)           For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) Business Days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the last known address shown in the Company’s personnel records

If to the Company or Holdings:	Euramax Holdings, Inc.
5445 Triangle Parkway
Suite 350
Norcross, Georgia 30092
ATTN: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)           A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (1) indicate the specific termination provision in this Agreement relied upon, (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (3) specify the Termination Date. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstances in enforcing Executive’s or the Company’s rights hereunder.

5.4           Full Settlement.  From and after the Effective Date, this Agreement constitutes the entire agreement between the parties hereto, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable or benefits provided to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment and shall not be reduced by offset against any amount claimed to be owed by the Executive to the Company.

5.5           Governing Law, Validity.  The interpretation, construction and performance of this agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which other provisions shall remain in full force and effect.  Other than those disputes that will be governed by Section 3.4 of this Agreement, in the event of any dispute, claim, or litigation arising out of or relating in any way to this Agreement, the parties hereby agree and consent to be subject to the jurisdiction of the state courts of Fulton County, Georgia.  The parties hereby irrevocably waive, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

5.6           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

5.7           Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, Executive’s estate or Executive’s beneficiaries under any other employee benefit plan or compensation program of the Company.

IN WITNESS WHEREOF, each of the Company and Holdings has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

EURAMAX HOLDINGS, INC.		EXECUTIVE:

By:	/s/	/s/ Scott Vansant
Scott Vansant

Title:

EURAMAX INTERNATIONAL, INC.

By:	/s/

Title: